Exhibit 8.1

August 25, 2010

Board of Directors

Del Global Technologies Corp.

100 Pine Aire Drive

Bay Shore, New York 11706

Re:	Registration Statement on Form S-1, as amended

We have acted as counsel to Del Global Technologies Corp., a Delaware corporation (“Del Global”), in connection with the distribution of rights to subscribe for new shares of Del Global common stock (each a “Right” and collectively, the “Rights”) as described in a prospectus included as part of a registration statement on Form S-1 filed with the Securities and Exchange Commission (the “Commission”), amended and supplemented through the date of this letter (the “Registration Statement”).

For purposes of rendering our opinion, we have reviewed the Registration Statement and such other documents and records as we have deemed necessary or appropriate and have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion expressed below. In addition, we have assumed that the Rights will be distributed in the manner described in the Registration Statement and that the statements concerning the Rights offering in the Registration Statement are true, correct and complete as of the date hereof.

Our opinion is based on the relevant provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative rulings and practices of the Internal Revenue Service and judicial decisions. These authorities are subject to change at any time, in some circumstances with retroactive effect, and we can provide no assurance as to the effect that any change may have on our opinion.

Based upon the foregoing, and subject to the limitations set forth in the Registration Statement, we confirm that the description under the heading “Material United States Federal Income Tax Consequences” in the prospectus contained in the Registration Statement is our opinion as to the material U.S. federal income tax consequences of a receipt of the Rights and their exercise, sale or other disposition.

We express no opinion as to any United Stated federal income tax consequences of the Rights offering other than the opinion set forth above. We also express no opinion with respect to the tax consequences of the Rights offering under any state, local or non-U.S. tax law. Our opinion takes into account laws and interpretations of laws as of the date of this letter. We undertake no responsibility to advise you of changes in laws or interpretations of laws after that time.

August 25, 2010

An opinion of counsel is not binding on the Internal Revenue Service of the courts, and there can be no assurance that the Internal Revenue Service or a court would not take a contrary position with respect to our opinion.

This opinion is furnished to you solely for use in connection with the Rights offering and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to our firm under the caption “Material United States Federal Income Tax Consequences” in the prospectus contained in the Registration Statement. In giving such consent, we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,

/s/ Olshan Grundman Frome Rosenzweig & Wolosky LLP
OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP